Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2018 RESULTS

HOUSTON (February 19, 2019) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the "Company”) today announced fourth quarter and full-year 2018 financial and operating results. Fourth quarter highlights include:

•	Organic capital expenditures funded by Noble Energy totaled $643 million, towards the low end of guidance.

•
Sales volumes of 350 MBoe/d exceeded the top end of guidance, including record production from the DJ and Delaware Basins. U.S. onshore oil averaged a quarterly record of 118 MBbl/d, up 18 percent(1) from the fourth quarter 2017.

•	Noble Midstream Partners realized record gathering throughput across all product streams and continued its 20 percent annual distribution per unit growth.

•	Sold over 1 Bcfe/d of natural gas equivalents, gross, from the Company’s Israel fields.

•	Proved reserve additions (including additions, extensions, and revisions) replaced 171 percent of 2018 production.

•	Returned $124 million to shareholders through the Company’s dividend and share repurchase program.

•
Total financial liquidity at the end of 2018 was $4.7 billion. Proceeds from asset sales in the fourth quarter totaled $226 million, including cash received for the divestment of the Company’s interest in Tamar Petroleum and miscellaneous non-core U.S. onshore interests.

David L. Stover, Noble Energy’s Chairman and CEO, commented, “Noble Energy made significant strides in 2018 as the Company continued to preserve returns over volume growth across our global portfolio. This was evidenced in the second half of the year as we moderated our U.S. onshore activity to protect margins, enhance capital efficiency and increase net cash flow generation. We have now transitioned all three of our onshore basins to row development, which is driving both cost and well productivity efficiencies. Offshore, we are nearing the start-up of the world-class Leviathan project, which is scheduled to deliver first gas by the end of 2019. In addition, we executed pipeline agreements that will enhance our delivery of natural gas to the region. During the year, we also implemented a share repurchase program, increased our dividend, and reduced leverage, following through on our commitment by returning more than $1 billion to equity and debt investors. Overall, our successes in 2018 advanced our ability to deliver sustainable long-term value and organic free cash flow."

Full year 2018 Highlights

•	Returned more than $500 million to shareholders, including $295 million through the Company’s share repurchase program and $208 million through Noble Energy’s quarterly dividend.

•	Strengthened the Company’s balance sheet by paying down $609 million in Noble Energy debt.

•	Enhanced the portfolio to focus on high-return U.S. onshore liquids and international gas by divesting the Company’s Gulf of Mexico assets and midstream ownership in Appalachia.

•	Sales volumes totaled 353 MBoe/d, up 11 percent(1) as compared to 2017, on organic capital expenditures funded by Noble Energy of less than $3 billion.

•	Implemented row development in the DJ and Delaware Basins and grew U.S. onshore oil production 26 percent(1) as compared to 2017.

•	Received approval for the first large-scale Comprehensive Drilling Plan across the Company’s Mustang area in the DJ Basin.

•	Progressed the Leviathan project, offshore Israel, to approximately 75 percent complete.

•	Executed gas sales agreements for up to 700 MMcf/d of natural gas, gross, to customers in Egypt from the Tamar and Leviathan fields.

•	Negotiated Heads of Agreement to progress monetization of natural gas from the Alen field in Equatorial Guinea.

Fourth Quarter 2018 Results
The Company reported fourth quarter net loss attributable to Noble Energy of $824 million, or $1.72 per diluted share. Net loss including noncontrolling interest was $802 million. Excluding items impacting comparability, the Company generated adjusted net income(2) and adjusted net income per share(2) attributable to Noble Energy for the quarter of $56 million, or $0.12 per diluted share. Items removed for comparability purposes included unrealized commodity derivative impacts, gains/losses on asset divestitures, and impairments of certain assets. Adjusted EBITDAX(2) was $733 million, and cash provided by operating activities was $560 million. Cash provided by operating activities before working capital changes was $622 million.

Total company sales volumes for the fourth quarter 2018 were 350 thousand barrels of oil equivalent per day (MBoe/d), above the upper end of the Company’s guidance range. Outperformance as compared to expectations was driven primarily by production in the DJ and Delaware Basins. Total Company liquids sales volumes (crude oil and natural gas liquids) averaged 205 thousand barrels per day (MBbl/d) for the fourth quarter 2018, or nearly 60 percent of total volumes. The Company’s U.S. onshore assets produced 72 percent of sales volumes, Equatorial Guinea (E.G.) represented 17 percent and Israel comprised 11 percent. As expected, sales volumes were greater than production by approximately 5 MBbl/d driven by the timing of liquid liftings in E.G.

Nearly 65 percent of the Company’s quarterly oil sales volumes in E.G. occurred in the month of December 2018, which impacted realized prices as compared to quarterly average Brent prices.

Unit production expenses for the fourth quarter 2018 were overall in-line with plan at $10.24 per barrel of oil equivalent (BOE), including lease operating expenses (LOE), production taxes, gathering and transportation expenses, other royalty and marketing costs. LOE increased sequentially to $5.10 per BOE as expected, primarily due to costs associated with E.G. liquid liftings. Depreciation, depletion and amortization was $16.02 per BOE and reflected the impact of year-end 2018 reserve bookings. General and administrative expenses totaled $69 million for the quarter, less than the Company had anticipated due to lower cash and stock-based compensation costs and improved recovery of overhead expenses.

Income from equity method investees for the fourth quarter totaled $32 million, primarily from the Company’s methanol and liquified petroleum gas operations in E.G.

Included in the Company’s results for the quarter was a $1.3 billion impairment of goodwill, which was associated with the Company’s Texas assets, primarily resulting from the drop in WTI forward strip pricing at the end of 2018.

Fourth quarter 2018 organic capital investments attributable to Noble Energy included $452 million related to U.S. onshore upstream activities and $24 million for midstream activities funded by the Company. The Company incurred $146 million in the Eastern Mediterranean, primarily for the development of the Leviathan project.

The results for Noble Midstream Partners LP ("NBLX") (NYSE: NBLX) are consolidated into Noble Energy’s financial statements, including an additional $37 million in midstream capital expenditures funded by NBLX in the fourth quarter. Midstream Services Revenue of $29 million for the quarter was primarily composed of NBLX's gathering revenue from unaffiliated third parties. The public’s 55 percent ownership of fourth quarter net income attributable to NBLX, $22 million, has been excluded from net income attributable to Noble Energy. NBLX averaged record quarterly oil and gas gathering volumes of 284 MBoe/d in the fourth quarter 2018.

Significant U.S. Onshore Reserve Additions
Total proved reserves at the end of 2018 were 1.93 billion barrels of oil equivalent. Removing the impact of asset divestments, reserves were up five percent from the end of 2017.  Reserve additions, comprised of extensions, discoveries and revisions, totaled 221 million barrels of oil equivalent (MMBoe).  These additions represented a replacement ratio of 171 percent of 2018 production. U.S. onshore reserve replacement was 214 percent at a cost of $11.86 per BOE. DJ and Delaware Basin reserves were up more than 21 percent and eight percent, respectively, year over year. In Israel, the Company booked more than 300 billion cubic feet of natural gas equivalent of gross reserve additions to reflect higher gas in place and recoverable resources at the Tamar field. Divestments totaled 128 MMBoe in 2018, which primarily represented the sale of the Company’s Gulf of Mexico assets and a 7.5 percent interest in the Tamar field.

Approximately 52 percent of the Company’s reserves were related to U.S. onshore assets, with 48 percent offshore in Israel and West Africa. The commodity breakdown of total reserves at the end of 2018 was 46 percent international gas, 37 percent liquids, and 17 percent U.S. onshore natural gas. Proved developed reserves represented approximately 39 percent of total proved reserves at the end of the year.

Record DJ Basin and Delaware Basin Production Leads Strong U.S. Onshore Performance
Total sales volumes across the Company’s U.S. onshore assets averaged 253 MBoe/d in the fourth quarter 2018. U.S. onshore oil volumes totaled a record 118 MBbl/d, up nearly 10 MBbl/d from the third quarter 2018. Total liquids of 178 MBbl/d was also a quarterly record for Noble Energy. Fourth quarter 2018 volumes reflect quarterly records for each of the Company’s DJ and Delaware Basin assets.

The DJ Basin averaged 138 MBoe/d, an increase of nine percent from the third quarter 2018, while continuing to generate substantial cash flows in excess of capital investments. The increased volumes for the fourth quarter were driven by continued strong well performance from the Mustang area and 22 new wells that commenced production (all in Wells Ranch). Oil volumes reached a quarterly record totaling 71 MBbl/d. Sales volumes from the initial row of development in Mustang averaged over 26 MBoe/d, gross (20 MBoe/d net), for the fourth quarter 2018, with more than 60 percent of the volume being oil. Production from Mustang continues to benefit from access to multiple gas processors and outlets.

In the fourth quarter, the Company received regulatory approval for the first large-scale Comprehensive Drilling Plan in the state of Colorado, naming Noble Energy sole operator across a 100 square mile position in Mustang. The Company has received permits for more than 400 locations across the Mustang area, most of which are valid over a six-year time frame.

Sales volumes from the Company's Delaware Basin assets totaled 60 MBoe/d, representing increases of four percent from the third quarter 2018 and 57 percent from the fourth quarter 2017. During the quarter, the Company commenced production on 14 wells, with an average lateral length of 9,680 feet. Twelve of the new wells were located in the Wolfcamp zones and produced an average IP-30 rate of 1,712 Boe/d, or 182 Boe/d per 1,000 lateral feet. Two of the wells were located in the Third Bone Spring zone and averaged 210 Boe/d per 1,000 lateral feet over the first 30 days of production. The average oil mix for the new wells was in excess of 70 percent.

Sales volumes from the Eagle Ford totaled 55 MBoe/d for the fourth quarter, down 10 MBoe/d from the third quarter 2018. The asset continues to contribute significant operating cash flows for the Company. Four new wells commenced production at the end of 2018 from the Company’s L&E area located north of Gates Ranch. The Company continues to optimize base production, and completion activity in the Eagle Ford is expected to result in additional wells commencing production during the first quarter 2019.

Across the U.S. onshore portfolio, the Company drilled 50 wells in the fourth quarter, while completing and commencing production on 40 wells.

Progressing Offshore Major Projects While Maximizing Existing Cash Flows
Fourth quarter net sales volumes from the Company’s assets in Israel totaled 224 million cubic feet of natural gas equivalent per day (MMcfe/d). Gross production from the Company’s assets in Israel averaged approximately one billion cubic feet of natural gas equivalent per day. During the fourth quarter, the Company generated $143 million in after-tax proceeds from the divestment of 38.5 million shares of Tamar Petroleum.

The Leviathan project is approximately 75 percent complete. The Company has completed the installation of all in-field gathering lines, subsea trees, and fabrication of the jacket structure. The jacket arrived in Israel waters in January 2019 and has been installed. All four production wells have been completed, and flow tests have confirmed the deliverability of more than 300 MMcfe/d per well. Construction of the platform continues, and the project remains on schedule for startup by the end of 2019.

Sales volumes for West Africa were 60 MBoe/d, including 20 MBbl/d of crude oil. Successful reservoir management, including optimized field injection, is delivering lower natural field declines than previously expected at the Company’s operated Aseng and Alen fields. Noble Energy continued final negotiations towards sanctioning the Alen gas monetization project.

Additional details for the fourth quarter and year-end results can be found in the Company’s latest presentation on the Company’s website, www.nblenergy.com.

(1)Pro forma for asset divestments.
(2)A Non-GAAP measure, please see the respective earnings release schedules included herein for reconciliations.

Webcast and Conference Call Information
Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central Time on February 19, 2019. The webcast link is accessible on the 'Investors' page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll Free Dial in: 877-883-0383
International Dial in: 412-902-6506
Conference ID: 4106820

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.
Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Park Carrere
(281) 872-3208
Park.Carrere@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com
Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.
This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s respective earnings release for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018(1)	2017	2018(1)	2017
Revenues
Oil, NGL and Gas Sales	$1,052	$1,142	$4,461	$4,060
Sales of Purchased Oil and Gas	84	—	275	—
Income from Equity Method Investees	32	52	172	177
Midstream Services Revenue - Third Party	29	7	78	19
Total Revenues	1,197	1,201	4,986	4,256
Operating Expenses
Lease Operating Expense	165	157	576	571
Production and Ad Valorem Taxes	39	14	190	118
Gathering, Transportation and Processing Expense	101	99	393	432
Other Royalty Expense	6	5	38	20
Marketing Expense	19	8	40	47
Exploration Expense	40	52	129	188
Depreciation, Depletion and Amortization	516	499	1,934	2,053
Loss on Marcellus Shale Upstream Divestiture and Other	—	53	—	2,379
Cost of Purchased Oil and Gas	92	—	296	—
General and Administrative	69	111	385	415
Loss (Gain) on Divestitures, Net	16	(324)	(843)	(326)
Asset Impairments	38	63	206	70
Goodwill Impairment	1,281	—	1,281	—
Other Operating Expense, Net	13	3	10	91
Total Operating Expenses	2,395	740	4,635	6,058
Operating (Loss) Income	(1,198)	461	351	(1,802)
Other (Income) Expense
(Gain) Loss on Commodity Derivative Instruments	(546)	82	(63)	(63)
Loss on Extinguishment of Facility or Debt	11	—	8	98
Interest, Net of Amount Capitalized	66	83	282	354
Other Non-Operating (Income) Expense, Net	(9)	4	(16)	—
Total Other (Income) Expense	(478)	169	211	389
(Loss) Income Before Income Taxes	(720)	292	140	(2,191)
Income Tax Expense (Benefit)	82	(224)	126	(1,141)
Net (Loss) Income and Comprehensive (Loss) Income Including Noncontrolling Interests	(802)	516	14	(1,050)
Less: Net Income and Comprehensive Income Attributable to Noncontrolling Interests(2)	22	22	80	68
Net (Loss) Income and Comprehensive (Loss) Income Attributable to Noble Energy	$(824)	$494	$(66)	$(1,118)

Net (Loss) Income Attributable to Noble Energy Per Common Share
(Loss) Income Per Share, Basic	$(1.72)	$1.01	$(0.14)	$(2.38)
(Loss) Income Per Share, Diluted	$(1.72)	$1.01	$(0.14)	$(2.38)

Weighted Average Number of Shares Outstanding
Basic	479	487	483	469
Diluted	479	488	483	469

(1)
On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result of adoption, we have changed the 2018 presentation of certain sales volumes, revenues and expenses related to sales of natural gas and NGLs based on the control model under ASC 606. 2017 information has not been recast to reflect this impact. See Schedule 4.

(2)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 19, 2019.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$716	$675
Accounts Receivable, Net	616	748
Other Current Assets	418	780
Total Current Assets	1,750	2,203
Net Property, Plant and Equipment	18,419	17,502
Other Noncurrent Assets	731	461
Goodwill	110	1,310
Total Assets	$21,010	$21,476
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable - Trade	$1,207	$1,161
Other Current Liabilities	519	578
Total Current Liabilities	1,726	1,739
Long-Term Debt, Noble Energy	6,014	6,661
Long-Term Debt, Noble Midstream Services	560	85
Deferred Income Taxes	1,061	1,127
Other Noncurrent Liabilities	1,165	1,245
Total Liabilities	10,526	10,857
Noble Energy Share of Equity	9,426	9,936
Noncontrolling Interests(1)	1,058	683
Total Equity	10,484	10,619
Total Liabilities and Equity	$21,010	$21,476

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 19, 2019.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash Flows From Operating Activities
Net (Loss) Income Including Noncontrolling Interests(1)	$(802)	$516	$14	$(1,050)
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	516	499	1,934	2,053
Loss on Marcellus Shale Upstream Divestiture and Other	—	53	—	2,379
Loss (Gain) on Divestitures, Net	16	(326)	(843)	(326)
Asset Impairments	38	63	206	70
Goodwill Impairment	1,281	—	1,281	—
Deferred Income Tax Expense (Benefit)	80	(239)	(70)	(1,227)
(Gain) Loss on Commodity Derivative Instruments	(546)	82	(63)	(63)
Net Cash (Paid) Received in Settlement of Commodity Derivative Instruments	(1)	(5)	(161)	13
Other Adjustments for Noncash Items Included in Income	40	13	85	252
Net Changes in Working Capital	(62)	(123)	(47)	(150)
Net Cash Provided by Operating Activities	560	533	2,336	1,951
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(690)	(693)	(3,279)	(2,649)
Proceeds from Divestitures(2)	259	916	1,999	2,073
Acquisitions, Net of Cash Received(3)	—	19	(653)	(954)
Other	2	(19)	2	(87)
Net Cash (Used in) Provided by Investing Activities	(429)	223	(1,931)	(1,617)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(52)	(49)	(208)	(190)
Purchase and Retirement of Common Stock	(72)	—	(295)	—
Noble Midstream Services Revolving Credit Facility, Net	10	(115)	(25)	85
Proceeds from Noble Midstream Services Term Loan Credit Facility	—	—	500	—
Issuance of Noble Midstream Partners Common Units, Net of Offering Costs	—	174	—	312
Revolving Credit Facility, Net	—	(45)	(230)	230
Repayment of Clayton William Energy Long-term Debt	—	—	—	(595)
Senior Notes, Net	—	(18)	(384)	(28)
Term Loan Facility, Net	—	(550)	—	(550)
Contributions from Noncontrolling Interest Owners	5	19	353	19
Other	(24)	(23)	(110)	(114)
Net Cash Used in Financing Activities	(133)	(607)	(399)	(831)
(Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(2)	149	6	(497)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period(4)	721	564	713	1,210
Cash, Cash Equivalents and Restricted Cash at End of Period(5)	$719	$713	$719	$713

(1)
The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements. For the quarter and year ended December 31, 2018 and 2017, Net (Loss) Income includes Net Income Attributable to Noncontrolling Interests in NBLX.

(2)
For the three months ended December 31, 2018, proceeds include $163 million from the sale of Tamar Petroleum Ltd. shares and $63 million from the sale of certain non-core acreage in the Delaware Basin. For the year ended December 31, 2018, proceeds include $484 million from the sale of a 7.5% interest in Tamar field, $696 million from the sale of CONE Gathering LLC and CNX Midstream Partners common units and $384 million from the Gulf of Mexico divestiture. For the year ended December 31, 2017, proceeds include $1.028 billion from the Marcellus Shale upstream divestiture.

(3)	For the year ended December 31, 2018, acquisitions, net of cash acquired relate to 100 percent of the acquisition of Saddle Butte Rockies Midstream, LLC by NBLX.

(4)	As of the beginning of the periods presented, amounts include restricted cash of $1 million, $0 million, $38 million and $30 million, respectively.

(5)	Includes restricted cash of $3 million and $38 million, respectively.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 19, 2019.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Sales Volumes	2018	2017	2018	2017
Crude Oil and Condensate (MBbl/d)
United States Onshore	118	104	109	90
United States Gulf of Mexico	—	18	5	21
Equatorial Guinea	18	17	16	18
Equity Method Investee - Equatorial Guinea	2	2	2	2
Total	138	141	132	131
Natural Gas Liquids (MBbl/d)
United States Onshore(1)	60	62	62	56
United States Gulf of Mexico	—	2	—	2
Equity Method Investee - Equatorial Guinea	7	6	5	6
Total	67	70	67	64
Natural Gas (MMcf/d)
United States Onshore(1)	451	494	466	586
United States Gulf of Mexico	—	22	6	21
Israel	222	260	237	272
Equatorial Guinea	203	236	213	239
Total	876	1,012	922	1,118
Total Sales Volumes (MBoe/d)
United States Onshore(1)	253	249	248	244
United States Gulf of Mexico	—	23	7	26
Israel	37	44	40	46
Equatorial Guinea	51	56	51	57
Equity Method Investee - Equatorial Guinea	9	8	7	8
Total Sales Volumes (MBoe/d)	350	380	353	381

Total Sales Volumes (MBoe)	32,219	34,946	128,714	139,050

Price Statistics - Realized Prices(2)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$52.98	$53.83	$60.93	$48.88
United States Gulf of Mexico	—	58.08	64.84	50.05
Equatorial Guinea	61.23	60.83	68.53	53.68
Natural Gas Liquids ($/Bbl)
United States Onshore(1)	$24.84	$27.77	$25.86	$23.34
United States Gulf of Mexico	—	32.79	30.00	25.76
Natural Gas ($/Mcf)
United States Onshore(1)	$2.87	$2.87	$2.51	$3.02
United States Gulf of Mexico	—	3.09	3.48	3.16
Israel	5.44	5.31	5.47	5.32
Equatorial Guinea	0.27	0.27	0.27	0.27

(1)
Due to adoption of ASC 606, Revenue from Contracts with Customers, U.S. onshore natural gas liquids volumes increased 5 MBbl/d for both the quarter and year ended December 31, 2018. U.S. onshore natural gas liquids pricing is reflected lower by $2.20/Bbl and $1.76/Bbl, respectively. U.S. onshore natural gas volumes increased 33 MMcf/d and 31 MMcf/d for the quarter and year ended December 31, 2018, respectively. U.S. onshore natural gas pricing is reflected lower by $0.17/Mcf and $0.12/Mcf, respectively. 2017 information has not been recast to reflect the impact of adoption.

(2)	Average realized prices do not include gains or losses on commodity derivative instruments.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Net Income Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted net income attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted net income attributable to Noble Energy and per share (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically non-cash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted net income attributable to Noble Energy and per share (Non-GAAP) may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted net income attributable to Noble Energy and per share (Non-GAAP), may not be comparable to similar measures of other companies in our industry.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net (Loss) Income Attributable to Noble Energy (GAAP)	$(824)	$494	$(66)	$(1,118)
Adjustments to Net (Loss) Income
Loss on Marcellus Shale Upstream Divestiture and Other	—	53	—	2,379
Loss (Gain) on Divestitures, Net	16	(324)	(843)	(326)
Asset Impairments	38	63	206	70
Goodwill Impairment	1,281	—	1,281	—
(Gain) Loss on Commodity Derivative Instruments, Net of Cash Settlements	(547)	77	(224)	(50)
Loss on Investment in Shares of Tamar Petroleum Ltd.	2	—	27	—
Clayton Williams Energy Acquisition Costs	—	2	—	100
Other Adjustments	41	25	62	201
Total Adjustments Before Tax	831	(104)	509	2,374
Current Income Tax Effect of Adjustments(1)	(29)	—	64	—
Deferred Income Tax Effect of Adjustments(1)	73	36	71	(839)
Tax Reform Impact(2)	5	(270)	(140)	(270)
Adjusted Net Income Attributable to Noble Energy (Non-GAAP)	$56	$156	$438	$147

Net (Loss) Income Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$(1.72)	$1.01	$(0.14)	$(2.38)
Loss on Marcellus Shale Upstream Divestiture and Other	—	0.11	—	5.05
Loss (Gain) on Divestitures, Net	0.04	(0.67)	(1.74)	(0.70)
Asset Impairments	0.08	0.13	0.42	0.15
Goodwill Impairment	2.66	—	2.64	—
(Gain) Loss on Commodity Derivative Instruments, Net of Cash Settlements	(1.14)	0.16	(0.46)	(0.11)
Loss on Investment in Shares of Tamar Petroleum Ltd.	—	—	0.06	—
Clayton Williams Energy Acquisition Costs	—	—	—	0.21
Other Adjustments	0.09	0.06	0.13	0.45
Current Income Tax Effect of Adjustments(1)	(0.06)	—	0.13	—
Deferred Income Tax Effect of Adjustments(1)	0.16	0.07	0.15	(1.79)
Tax Reform Impact(2)	0.01	(0.55)	(0.29)	(0.57)
Adjusted Net Income Attributable to Noble Energy (Non-GAAP)	0.12	0.32	0.90	0.31

Weighted Average Number of Shares Outstanding, Basic	479	487	483	469
Incremental Dilutive Shares	2	1	2	2
Weighted Average Number of Shares Outstanding, Diluted	481	488	485	471

(1)	Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities.

(2)
During first quarter 2018, in response to Notice 2018-26, issued by the US Department of the Treasury and the Internal Revenue Service, we released the valuation allowance recorded against foreign tax credits expected to be utilized against the toll tax liability that we had recorded as of December 31, 2017, reduced our estimated toll tax liability, and recorded corresponding expense for the tax rate change adjustment on the previously utilized net operating losses. The impact on first quarter 2018 total tax expense, related to this additional guidance, was a net $145 million discrete tax benefit.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Including Noncontrolling Interests (GAAP)
to Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income including noncontrolling interests (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain items affecting comparability (typically non-cash and/or nonrecurring items) that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX (Non-GAAP) may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX (Non-GAAP) may not be comparable to similar measures of other companies in our industry.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net (Loss) Income Including Noncontrolling Interests (GAAP)	$(802)	$516	$14	$(1,050)
Adjustments to Net Income (Loss), After Tax(1)	880	(338)	504	1,265
Depreciation, Depletion, and Amortization	516	499	1,934	2,053
Exploration Expense(2)	40	41	129	126
Interest, Net of Amount Capitalized	66	83	282	354
Current Income Tax Expense(3)	31	15	121	86
Deferred Income Tax Expense (Benefit)(3)	2	(5)	10	(118)
Adjusted EBITDAX (Non-GAAP)	$733	$811	$2,994	$2,716

(1)	See Schedule 5: Reconciliation of Net (Loss) Income Attributable to Noble Energy (GAAP) to Adjusted Income Attributable to Noble Energy (Non-GAAP).

(2)	Represents remaining Exploration Expense after reversal of Adjustments to Net Income (Loss), After Tax, above.

(3)	Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net Income (Loss), After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Organic Capital Expenditures Attributable to Noble Energy (Accrual Based)(1)	$643	$655	$2,988	$2,556
Acquisition Capital Attributable to Noble Energy	20	2	41	2,740
NBLX Capital Expenditures(2)	37	61	482	294
Increase in Capital Lease Obligations	5	—	14	—
Total Reported Capital Expenditures (Accrual Based)	$705	$718	$3,525	$5,590

(1)	Organic Capital Expenditures include $24 million, $78 million, $245 million and $172 million for midstream capital not funded by NBLX for the periods presented.

(2)
NBLX Funded Capital Expenditures for the years ended December 31, 2018 and 2017 include $206 million related to the acquisition of Saddle Butte Rockies Midstream, LLC and $68 million for capital related to the Advantage Pipeline.

Schedule 7
Noble Energy, Inc.
Supplemental Data
(in millions, unaudited)

2018 Costs Incurred in Oil and Gas Activities	United States	Int’l(1)	Total

Proved Property Acquisition Costs	$—	$—	$—
Unproved Property Acquisition Costs	41	—	41
Exploration Costs	58	95	153
Development Costs(2)	2,303	667	2,970
Total Costs Incurred	$2,402	$762	$3,164

Reconciliation to Capital Spending (Accrual Basis)
Total Costs Incurred			$3,164
Exploration Overhead			(80)
Lease Rentals			(48)
Asset Retirement Obligations			(312)
Total Oil and Gas Spending			2,724
Midstream Capital Spending			727
Corporate and Other Capital			74
Total Capital Spending (Accrual Basis)			$3,525

Proved Reserves(3)	United States	Int’l(1)	Total
Total Million Barrels Oil Equivalents (MMBoe)
Beginning Reserves - December 31, 2017	940	1,025	1,965
Revisions, Net	(9)	7	(2)
Extensions, Discoveries and Other Additions	208	15	223
Sale of Minerals in Place	(44)	(84)	(128)
Production	(93)	(36)	(129)
Ending Reserves - December 31, 2018	1,002	927	1,929
Proved Developed Reserves (MMBoe)
December 31, 2017	458	410	868
December 31, 2018	442	312	754

(1)	International includes Israel, Equatorial Guinea and other international locations, including new ventures.

(2)	Includes increases in ARO of $302 million for the United States and $10 million for International primarily related to changes in revisions. Excludes capital expenditures of our midstream segment.

(3)
Netherland, Sewell & Associates, Inc. performed a reserves audit for 2018 and concluded that the Company's estimates of proved reserves were, in the aggregate, reasonable and have been prepared in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.